Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S‑8 (File No. 333-234760 and 333‑277317) of MDU Resources Group, Inc. of our report dated June 21, 2023, relating to the financial statements of the MDU Resources Group, Inc. 401(k) Retirement Plan, which appear in this Annual Report on Form 11‑K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania
June 26, 2024